Exhibit 99.1

UNAUDITED SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF

GEORGIA COMMERCE BANCSHARES, INC.

The following tables set forth unaudited selected historical consolidated financial and other data of Georgia Commerce Bancshares, Inc. and subsidiaries for the periods and at the dates indicated. The information in the tables is derived in part from the audited financial statements of Georgia Commerce Bancshares, Inc. for the years ended December 31, 2013 to 2009. The information in the tables as of and for the nine months ended September 30, 2014 and 2013 is derived from the unaudited financial statements of Georgia Commerce Bancshares, Inc. The selected historical financial and other data was not audited, but in the opinion of management, represents all adjustments necessary for a fair presentation. Operating results for any historical period are not necessarily indicative of the results that might be expected for fiscal 2014 or any other future period.

	At or For The Nine Months Ended September 30,		At or For The Years Ended December 31,
(Dollars in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
Balance Sheet Data

Total assets	$1,005,109	$734,348	$937,373	$728,339	$628,779	$395,802	$347,750
Cash and cash equivalents	80,508	77,901	107,593	100,997	33,708	74,728	23,828
Loans receivable	730,579	520,404	651,410	460,216	420,733	291,894	289,771
Investment securities	146,508	91,862	124,349	108,198	91,667	17,321	20,532
Goodwill and other intangibles	8,072	329	8,403	367	—	—	—
Deposit accounts	825,686	625,494	799,769	623,494	551,363	320,621	213,303
Borrowings	65,575	25,748	29,656	25,748	27,748	25,748	103,248
Shareholders’ equity	101,449	80,890	93,503	76,255	47,762	48,629	30,653
Common book value per share	$22.03	$20.68	$20.30	$21.36	$19.25	$17.91	$16.56
Tangible common book value per share	$20.28	$20.60	$18.48	$21.26	$19.25	$17.91	$16.56

Income Statement Data

Interest income	$34,126	$25,045	$33,794	$33,856	$24,145	$16,969	$15,851

Interest expense	2,980	3,123	4,052	5,016	4,757	3,779	2,943

Net interest income	31,146	21,992	29,743	28,840	19,388	13,190	12,907
Provision (credit) for loan losses	1,157	1,596	1,612	8,137	4,478	2,725	4,260

Net interest income after provision for loan losses	29,990	20,237	28,130	20,703	14,910	10,465	8,647
Non-interest income	2,240	3,114	741	9,930	6,533	773	666
Non-interest expense	21,421	17,608	25,152	24,600	16,312	8,026	7,239

Income (loss) before taxes	10,808	5,833	3,719	6,032	5,131	3,213	2,073
Income tax expense	3,953	2,167	1,536	2,274	1,950	1,229	774

Net income	$6,855	$3,666	$2,183	$3,759	$3,181	$1,984	$1,230

Earnings (loss) per share - basic	$1.49	$0.97	$0.56	$1.44	$1.30	$1.40	$0.95
Earnings (loss) per share - diluted	1.38	0.92	0.53	1.23	1.11	1.06	0.69
Cash dividends per share	—	—	—	—	—	—	—

Key Ratios
Return on average assets	0.94%	0.65%	0.29%	0.57%	0.71%	0.58%	0.40%
Return on average common equity	9.39	6.48	2.79	7.13	6.82	6.12	4.19
Return on average tangible equity	10.26	6.50	2.80	7.18	6.82	6.12	4.19
Equity to assets at end of period	10.09	11.02	9.97	10.47	7.60	12.29	8.81
Earning assets to interest bearing liabilities	129.06	127.65	127.27	116.86	117.36	117.47	120.22
Interest rate spread	4.61	4.13	4.21	4.82	4.24	3.83	4.16
Net interest margin (TE)	4.74	4.31	4.37	4.97	4.43	4.03	4.36
Non-interest expense to average assets	2.21	2.35	3.35	3.75	3.66	2.33	2.34
Efficiency ratio	64.16	70.13	82.51	63.45	62.93	57.48	53.34
Tangible efficiency ratio (TE) (Non-GAAP)	63.03	69.98	82.35	63.27	62.93	57.48	53.34
Common stock dividend payout ratio	—	—	—	—	—	—	—

Asset Quality Data
Non-performing assets to total assets at end of period	1.89%	3.90%	2.65%	6.90%	9.00%	4.57%	3.56%
Allowance for credit losses to non-performing loans	37.97	23.45	28.07	19.29	13.00	54.42	117.39
Allowance for credit losses to total loans at end of period	0.98	1.29	1.07	2.10	1.75	1.83	1.43

Consolidated Capital Ratios
Tier 1 leverage capital ratio	10.41%	11.81%	12.64%	11.88%	8.84%	11.96%	11.30%
Tier 1 risk-based ratio	12.74	16.46	13.55	17.49	13.47	14.44	12.31
Total risk-based capital ratio	13.64	17.69	14.55	18.75	14.73	15.69	13.56